EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER


                                     BY AND


                                      AMONG


                         BRAKE HEADQUARTERS U.S.A., INC.
                            (a Delaware Corporation)

                                 CALIFACQ, INC.
                            (a Delaware corporation)

                                   JMCD, INC.
                           (a California corporation)


                                MICHAEL DIANGELO

                                       and


                                 JEFFREY CHASSE





                                  Dated as of:
                                November 17, 1997

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of the 17th day of November, 1997, by and among Brake Headquarters U.S.A., Inc., a Delaware corporation ("Acquiror" or "Brake"), CALIFACQ, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), Michael DiAngelo and Jeffrey Chasse (collectively, "Shareholders"), and JMCD, Inc., a California corporation and wholly-owned by Shareholders ("JMCD").

                               W I T N E S S E T H

    WHEREAS, the respective Boards of Directors of Acquiror, JMCD and Merger Sub have approved and deem it in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein, in which Merger Sub would merge with and into JMCD (the "Merger") and JMCD will be the surviving corporation of the Merger (the "Surviving Corporation") and become a wholly-owned subsidiary of Acquiror (Merger Sub and JMCD hereinafter referred to as the "Constituent Corporations");

    WHEREAS, the shareholders of JMCD have approved the Merger and the execution of the Certificate of Merger, as defined below;

    WHEREAS, the laws of the States of California and Delaware permit such mergers, and the Constituent Corporations desire to merge under and pursuant to the provisions of such laws;

    WHEREAS, for Federal income tax purposes it is intended that the Merger qualify as a statutory merger under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended;

    WHEREAS, on November 14, 1997 JMCD acquired substantially all the assets, subject to the assumption of certain liabilities of WAWD-EAP (the "Company"), a wholly-owned subsidiary of Echlin, Inc. ("Echlin") as a "going concern" pursuant to Asset Purchase Agreement between Echlin and JMCD dated as of November 14, 1997 (the "Asset Purchase Agreement");

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger.

    NOW, THEREFORE, in order to consummate the transactions contemplated hereby and in consideration of the mutual benefits to be derived therefrom, and the mutual agreements hereinafter contained, the parties hereby approve and adopt this Agreement and Plan of Merger and agree as follows:

                                    ARTICLE I
                                   THE MERGER

    1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), (i) Merger Sub shall be merged with and into JMCD in accordance with the provisions of the Corporations Code of the State of California (the "CCC") and the General Corporation Law of the State of Delaware ("GCL"), and the separate corporate existence of Merger Sub shall cease and JMCD shall continue as the surviving corporation under the laws of the State of California.

    1.2 Effective Time. Subject to the terms and provisions of this Agreement, there shall be filed with the California Department of State and Delaware Secretary of State, as soon as practicable on or after the Closing Date (as defined in Section l.6), a certificate of merger with respect to the Merger (the "Certificates of Merger"), in such form as is required by, and executed in accordance with, the applicable provisions of the CCC and GCL. The Merger shall become effective at the time of filing by the Department of State of the State of California in accordance with the CCC and the Secretary of State of the State of Delaware of the original, properly executed Certificate of Merger, or at the time specified as the effective time in the Certificate of Merger. The Certificate of Merger shall be submitted for filing at the time of the Closing and may be submitted prior thereto for clearance. The time at which the Merger shall become effective is referred to herein as the "Effective Time."

    1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the CCC and GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of JMCD and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of JMCD and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. From and after the Effective

Time, by virtue of the filing of the Merger Certificate by the California Department of State and Delaware Secretary of State, all of the above shall be deemed to be transferred and so vested in the Surviving Corporation without further act or deed. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or JMCD, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Merger Sub and JMCD all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub and/or JMCD all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of any of the Constituent Corporations shall be impaired by the Merger.

    1.4 Certificate of Incorporation and By-laws of Surviving Corporation. The Certificate of Incorporation of Surviving Corporation, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the CCC and the terms of such Certificate of Incorporation. The By-Laws of Surviving Corporation, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the CCC, the Certificate of Incorporation of the Surviving Corporation and such By-Laws. The Certificate of Incorporation and By-Laws of Surviving Corporation at the Effective Time shall read in its entirety in the form set forth as Exhibit (A) and (B).

    1.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation, or as otherwise provided by applicable law. The initial officers of the Surviving Corporation shall be the persons that are officers of JMCD as at the date hereof and all such officers will continue to hold office from the Effective Time until their respective successors are duly appointed and qualify in the manner provided in the By-laws of the Surviving Corporation, or as otherwise provided by applicable law. Nothing contained herein shall limit the right of the Surviving Corporation to appoint additional officers or remove existing officers.

    1.6 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on November 18, 1997 or at such date as the Certificate of Merger can be approved by the California Department of State at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, Los Angeles, CA, unless another place, date or time is agreed to by Acquiror and JMCD (the date on which the Closing takes place being referred to herein as the "Closing Date").

    1.7 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and JMCD will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of JMCD and Merger Sub, the officers and directors of JMCD and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


                                   ARTICLE II
                      CONVERSION AND EXCHANGE OF SECURITIES

    2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holder of any of the following securities:

    (a) Conversion of JMCD Common Stock. Each share of JMCD Common Stock, par value $.001 per share (the "JMCD Shares") issued and outstanding immediately prior to the Effective Time (excluding any JMCD Shares to be canceled pursuant to Section 2.1(b)) shall be converted, subject to
Section 2.4(b)), into the right to receive fifty (50) shares (an aggregate of 100,000 shares of Acquiror Common Stock) (the "Exchange Ratio") of validly issued, fully paid and nonassessable shares of Common Stock of Acquiror ("Acquiror Shares") and eighty-five dollars ($85.00) of cash (an aggregate of $170,000), subject to reduction by such amount as the Shareholders, in their sole judgment, may unanimously decide in order for the Merger to qualify under
Section 368(a)(2)(E) of the Code (the "Cash Consideration"). All such JMCD Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Acquiror Common Stock to be issued pursuant to this Section 2.1 (a) (and any dividends or other distributions payable pursuant to Section 2.4(c)) and the Cash Consideration upon the surrender of such certificate.

    (b) Treasury Stock. All shares of JMCD Common Stock which are held immediately prior to the Effective Time by JMCD in its treasury shall be cancelled and retired and shall cease to exist, and no capital stock of Acquiror or other consideration shall be delivered with respect thereto.

    2.2 Merger Sub Stock. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.001 par value, of the Surviving Corporation.

    2.3 Transfer Books. At the Effective Time, the stock transfer books of JMCD shall be closed and no transfer of shares of capital stock of JMCD shall thereafter be made.

    2.4 Exchange of JMCD Shares. (a) On the Closing Date, all the shareholders of JMCD shall cause all the JMCD Shares to be surrendered for conversion. Each certificate so surrendered shall forthwith be cancelled.

    (b) No Fractional Shares of Acquiror Common Stock. No certificates or scrip representing less than one share of Acquiror

Common stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of JMCD (the "Certificates"). In lieu of any such fractional share, each holder of shares of JMCD who would otherwise have been entitled to a fraction of a share of Acquiror Common Stock upon surrender of Certificates for exchange shall be paid upon such surrender cash equal to the product of (i) such fraction, multiplied by (ii) the closing price per share of Acquiror Common Stock on the NASDAQ Small Cap Market as reported in the Eastern Edition of the Wall Street Journal on the trading date prior to the date on which the Effective Time occurs. Furthermore, no such fractional share interest will entitle the owner thereof to vote as, or to any other rights of, a stockholder of Acquiror.

    (c) No Dividends Before Surrender of Certificates. No dividends or other distributions declared or made with respect to Acquiror Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby, until the holder of record of such certificate shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, theretofore payable by Acquiror with respect to such whole shares of Acquiror Common Stock the payment date for which was on or prior to such surrender, and
(ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Acquiror Common Stock.

    (d) No Further Ownership Rights in JMCD Shares. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of JMCD Shares in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such JMCD Shares. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                                   ARTICLE III

                                 CERTAIN ACTIONS

    3.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in Articles IX and X to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective subsidiaries, and use their reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other person or entity, (ii) providing all such information about such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with Acquiror's securities filings (which obligation shall survive the consummation of the Merger); and (iii) in general, consummating and making effective the transactions contemplated hereby.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND JMCD

    JMCD represents and warrants to Acquiror, and each of the Shareholders represents and warrants to Acquiror, jointly and severally, that at the date hereof and at the Closing Date:

         4.1 Organization and Qualification. JMCD is a corporation, duly organized, validly existing and in good standing under the laws of the state of California; has or made such applications as to have full corporate power and authority to carry on its business, and to own or lease its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated, and to enter into this Agreement, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement. Schedule 4.1 sets forth all the jurisdictions in which JMCD does business. JMCD is or has made application to be qualified or licensed to do business as a foreign corporation in any jurisdiction where such qualification or licensing is so required. Notwithstanding anything contained herein which may be to the contrary, the parties hereto acknowledge that JMCD will not file fictitious business name statements.

         4.2 Ownership. The authorized, issued and outstanding capital stock of JMCD and the persons owning same are as set forth on Schedule 4.2. All such issued and outstanding shares of JMCD are owned by the Shareholders free and clear of all liens, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or agreement, or any other restriction or encumbrance of any nature whatsoever, and no third person holds any proxy or similar right with respect thereto. JMCD has no subsidiaries and does not own, directly or indirectly, shares or other securities in any other corporation, or any interest in any partnership, joint venture or other business entity.

         4.3 Authorization and Binding Effect; No Governmental Consents Required. The execution and delivery by JMCD of this Agreement, the Certificate of Merger and the consummation of the transactions contemplated by this Agreement, as well as the performance of its obligations under this Agreement, have been duly and validly authorized by all necessary corporate action on the part of JMCD, including, but not limited to approval of JMCD's Board of Directors and shareholders. This Agreement has been duly executed and delivered by JMCD and constitutes the legal, valid and binding obligation of JMCD, enforceable in accordance with its terms. No consent, approval, or authorization of, notice to, or declaration, filing or registration with, any governmental body is required in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated by this Agreement.

         4.4 Financial Statements; No Undisclosed Liabilities; and Absence of Changes. (a) The unaudited balance sheet of JMCD as at immediately prior to its consummation of the acquisition of the

Company, but giving effect to its closing costs anticipated to be incurred in connection therewith, and the unaudited balance sheet of the Company dated October 31, 1997 (collectively the "Financial Statements"), present fairly the financial position, and retained earning of JMCD and the Company, respectively, as at such dates.

         (b) Except as set forth on the Financial Statements and JMCD's obligation to reimburse Shareholders as set forth in Section 4.11, (A) JMCD did not have any claims, liabilities or obligations of any nature, known or unknown, fixed or contingent, matured or unmatured, liquidated or unliquidated, which were not shown or otherwise provided for in the Financial Statements, except for liabilities incurred by the Company in its ordinary course of business since October 31, 1997 and (B) to the best knowledge of JMCD and the Shareholders, reserves (if any) established by JMCD and set forth in the Financial Statements are adequate, appropriate and reasonable and there are no loss contingencies (as such term is used in Statement of Financial Accounting Standard No. 5, of the Financial Accounting Standards Board) which are not adequately provided for in the Financial Statements. JMCD has not conducted any business operations except in connection with the acquisition of the Company.

         (c) To the best knowledge of JMCD and the Shareholders, the books and records of the Company have, in all material respects, been maintained in accordance with good business practice, and except for JMCD's acquisition of the Company, since October 31, 1997, there has been no:

                  (i) Material and adverse change in the business, properties, assets or liabilities, operations, condition (financial or otherwise) or prospects of the Company, nor has any event occurred or been threatened, which may reasonably be expected to have a material and adverse effect on the assets or the business of the Company acquired by JMCD;

                  (ii) Sale, transfer or other disposition of any assets owned or used by the Company in the operation of the business (whether or not capitalized or expensed for tax or financial statement purposes), except of inventory in the ordinary course of business;

                  (iii) Waiver of any right of material value or any cancellation of any indebtedness due to JMCD which may have an adverse effect on its assets or business;

                  (iv) Claim, obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due, matured or unmatured, liquidated or unliquidated) incurred by the Company other than claims, obligations or liabilities incurred in the ordinary course of business and consistent with past practice;

                  (v) Material default by the Company on any claim, liability or obligation;

                  (vi) Write-down of the value of any inventory of the Company, or write-off as uncollectible of any notes or Accounts Receivable, or any portion thereof of the Company in excess of the amount reserved therefor on the Company's books and records;

                  (vii) Prepayments, advances or other deposits, made by customers of the business with respect to products or services contracted for but not provided as of the Closing Date or any other unearned income;

                  (viii) Damage, destruction or loss of physical property (whether or not covered by insurance) which may have a material and adverse effect on the Company's assets or business;

                  (ix) Increase in the compensation of any of the Company's officers or employees, or loans made by the Company to any of JMCD's shareholders, directors, officers or employees;

                  (x) Transaction not in the ordinary course of business; or

                  (xi) Agreement or commitment, whether or not in writing, to do any of the aforementioned.

         (c) To the best knowledge of JMCD and the Shareholders, all waivers or consents with respect to assets reflected on the Company's balance sheet as at October 31, 1997 were obtained by the Company prior to its sale of its assets to JMCD.

         (d) Except as otherwise disclosed by JMCD to Brake in writing, there are no outstanding loans or other amounts owed by

JMCD to any officer, director, Stockholder or affiliate of JMCD, nor are there any loans by any such person to JMCD.

         4.5 No Violation or Breach. Except as otherwise disclosed by JMCD to Brake in writing, the execution and delivery of this Agreement, and the fulfillment of the terms and conditions herein set forth and the consummation of the transactions herein contemplated, will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-laws of JMCD, as in effect on the date hereof; or (ii) violate, result in a breach of, conflict with, or (with or without notice or the lapse of time or both) entitle any party to terminate, cancel, accelerate or call a default under the terms, conditions or provisions of any agreement, contract, instrument, lease, license, note, bond, mortgage, indenture or other obligation to which JMCD is a party or by which it or any of its assets may be bound, other than the secured promissory note drawn by JMCD to the Company or (iii) violate, result in a breach of, or conflict with any statute, rule, regulation, order, judgment or decree applicable to JMCD or any of its assets. No consent of any party to any agreement, contract, instrument, lease, license, note, bond, mortgage, indenture or other obligation to which JMCD is a party, or by which it or any of its assets is subject, is required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and the continuation thereof after the Merger without the Surviving Corporation becoming obligated to make payments greater than would have been required in the event the Merger was not consummated.

         4.6 Inventories. JMCD's inventory (the inventory acquired from the Company) consists of items of a quality and quantity which are reasonably usable or saleable in the ordinary course of JMCD's business as of the date hereof, except for material items (x) in excessive quantity, (y) which are obsolete or
(z) which are below standard quality. The reduction in value of the inventory as a result of (x), (y) and (z) are not material. As at October 31, 1997, $_________ of inventory were recorded on the Company's Financial Statement as at such date. Orders for inventory items have not been given for amounts materially in excess of the amounts necessary to maintain the inventories of JMCD at normal levels based upon the Company's past practice.

         4.7 Accounts Receivable. To the best knowledge of JMCD and the Shareholders, accounts receivable and trade receivables (collectively defined as the "Accounts Receivable") of JMCD and the Company reflected in the Financial Statements and the Accounts Receivable created by the Company since _______ are valid, bona- fide subsisting claims for the aggregate amounts thereof reflected in the Financial Statements, net of the reserves or allowances for doubtful receivables reflected in such Financial Statement or thereafter in the Company's books and records uniformly maintained in accordance with the Financial Statements, accounted for in accordance with GAAP, and JMCD knows of no reason as of the Closing Date that would make such Accounts Receivable, taken as a whole, not collectible. This representation is no manner a representation as to the amount of Accounts Receivable which will ultimately be collected. As at October 31, 1997, $_________ of Accounts Receivable and $__________ of reserves or allowances for doubtful receivables were recorded on the Company's Financial Statement as at such date.

         4.8 Leases. To the best knowledge of JMCD and the Shareholders, JMCD enjoys peaceful and undisturbed possession under all real property leases and personal property leases (collectively the "Leases") to which JMCD is a party or the assignee of the Company, except with respect to such real property leases disclosed to Acquiror where JMCD has requested assignments thereof from the Company to JMCD. JMCD has not received notice from any such lessor that it will not execute such assignments without the payment of additional consideration. No notice of default or claim under any Lease, or to the best of JMCD's and the Shareholder's knowledge, no indication of any default or claim has occurred or desire not to renew any Lease, has been received by JMCD or the Company prior to JMCD's acquisition thereof, and to the best knowledge of JMCD and the Shareholders, the Company has performed in all material respects, all obligations required to be performed by it to date under the Leases.

         4.9 Contracts. To the best knowledge of JMCD and the Shareholders, (i) JMCD acquired all right, title and interest in all the contracts, agreements, instruments, commitments, understandings and arrangements to which the Company was a party immediately prior to JMCD's acquisition of the assets thereof (collectively the "Contracts"); (ii) the Contracts are in full force and effect and ares the legal, valid and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms. JMCD has not given or received notice of, and they do not know that there exists, any material default or event of default under any such Contracts, or any event or condition which with or without notice or lapse of time or both would constitute an event of default under any such Contracts.

         4.10 Tangible Property. To the best knowledge of JMCD and the Shareholders, each item of the tangible property acquired by JMCD from the Company ("Personal Property") is in good working condition and repair, ordinary wear and tear excepted, none of such items has any material defects or is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs which are not material in nature or cost, and all of the items listed are adequate for the uses to which they are being put.

         4.11 Accounts Payable. The accounts payable, including amounts payable to trade creditors (the "Trade Creditors") and other short-term liabilities commonly identified as accounts payable, of the Company as at October 31, 1997 as reflected in the Company's Financial Statements were true, correct and complete as at such date and since October 31, 1997, there has been no material change with respect thereto. The amount of accounts payable so listed at October 31, 1997 was $_________. To the best of Shareholders knowledge, such accounts payable are bona fide, valid and binding obligations of JMCD incurred in the Company's ordinary course of business on an arms-length basis. JMCD has not paid or is or will be obligated to pay or reimburse any person for closing costs in excess of $_____ and unpaid fees and costs of not more than $_______ due or which will become due in connection with the Closing to Ison Law Offices, Steven Roth and Friar, Harper & Arendt.

         4.12 Long-Term Liabilities. JMCD has no long term liabilities other than as executed even date herewith, with The CIT Group/Credit Finance, Inc. ("CIT") pursuant to agreements which JMCD has given the Acquiror copies and the opportunity to comment thereon ("CIT Financing").

         4.13 Title to Assets; Liens. JMCD has good and marketable title to all of its assets (except real and other properties and assets held pursuant to leases or licenses), free and clear of all Liens, except the CIT Financing. Following the Merger, the Surviving Corporation will have good and marketable title to all such assets (except real and other properties and assets held pursuant to leases or licenses described in the Schedules to this Agreement), free and clear of all Liens, except the CIT Financing.

         4.14 Litigation. To the best knowledge of JMCD and the Shareholders, there are no actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or threatened, against, involving or affecting JMCD, its assets or its business, or which relates to any product alleged to have been assembled, produced, distributed or sold by the Company (and which JMCD may be liable) and alleged to have been defective or improperly designed, assembled or produced, and they do not have knowledge of any state of facts or of the occurrence of any event which is likely to form the basis of any thereof. There are no outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting JMCD, its assets or business.

         4.15 Income Taxes. To the knowledge of JMCD and the Shareholders knowledge, JMCD did not assume any income tax liability of the Company.

         4.16 Permits. JMCD has obtained or has applied for all material governmental permits, business licenses and approvals required in order for it to conduct the business previously conducted by the Company.

         4.17 Compliance with Law. To the best knowledge of JMCD and the Shareholders, the Company has conducted its business in compliance with all applicable Federal, state and local laws, rules, regulations and orders (collectively, "Laws"), including without limitation, all Laws relating to the disposal of toxic or hazardous substances and occupational health and safety standards.

         4.18 Employees. Schedule 4.18 sets forth the names of all employees of JMCD, their date of hire, current compensation, amount and date of last increase, the amount and date of bonuses paid within the last twelve months and other benefits to which they are entitled. Except as set forth on Schedule 4.18, JMCD has not granted nor has it become obligated to grant any increases in the wages or salary or paid or become obligated to pay any bonus or made or become obligated to make any similar payment to, or granted any benefit, promotion or change in working conditions to or on behalf of, any employee listed on Schedule 4.18 (each, an "Employee"). Except as provided in the Asset Purchase Agreement, JMCD has not directly or indirectly paid or become obligated to pay any severance or termination pay to any Employee or any other person. As of the date hereof, JMCD has not terminated any employee. Except for the Employment Agreements referred to in Section 7.3 hereof,, JMCD does not have in effect with any Employee or other person an employment contract or other arrangement relating to the length or terms and conditions of such Employee's or other person's employment, and other commitments imposed by applicable law. Further, except as set forth on Schedule 4.18, JMCD does not have in effect any agreements, commitments, arrangements, policies or practices relating to bonuses, vacations, vacation pay, pensions, profit sharing, retirement, stock options, stock purchases, employee expense reimbursements, employee discounts or other benefits affecting any of its employees. Except as set forth on Schedule 4.18, JMCD does not maintain any "employee pension benefit plan" as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and none of JMCD's employees are participants in a "multi-employer plan" as defined in Sections 3(37) or 4001(a)(3) of ERISA. JMCD is not a party to any collective bargaining agreement with any union representing its employees, and there are no strikes, union representation contests, National Labor Relations Board proceedings or any labor disputes, litigation or proceedings of any kind pending, or to their knowledge, threatened against JMCD.

         4.19 Customers and Suppliers. To the best of Shareholder's knowledge, the Merger would not have an adverse effect on Surviving Corporation continuing to do business with its customers and suppliers (the previous customers and suppliers of the Company).

         4.20 Full Disclosure. No representation or warranty made by JMCD in this Agreement or in writing pursuant to this Agreement, including without limitation, the Schedules or any other documents, certificates or written statements, delivered or to be delivered to JMCD in connection herewith, contains, or will contain, any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein and therein not misleading, and all copies of the documents delivered hereunder are true and complete copies. There is no fact known to JMCD which materially and adversely affects or may (so far as JMCD can now foresee) materially and adversely affect the business, operations or condition (financial or otherwise) of JMCD, which has not been set forth in this Agreement or in the Schedules, or the other documents, certificates and statements furnished to Acquiror by or on behalf of JMCD prior to or on the date hereof in connection with the transactions contemplated hereby.


                                    ARTICLE V
            INVESTMENT REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Each Shareholder, individually represents and warrants to Acquiror that at the date hereof and at the Closing Date:

         5.1 Receipt of Information. Said Shareholder has asked all questions of Acquiror which he deems necessary for him to made his decision to execute this Agreement and he believes he has received all the information from Acquiror he considers necessary or appropriate for deciding whether to approve the Merger and receive Acquiror Common Stock.

         5.2 Acquired for Investment. The Acquiror Common Stock to be received by him will be acquired by him for investment, for his own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and he has no present intention of selling, granting any participation in, or otherwise distributing the same and has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any Acquiror Common Stock.

         5.3 Economic Risk. Said Shareholder can bear the economic risk of ownership of Acquiror Common Stock and he has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of an investment in Acquiror Common Stock.

         5.4 Restricted Securities. Said Shareholder understands that the Acquiror Common Stock acquired by him in the Merger will be characterized as "restricted securities" under the federal securities laws inasmuch as it is being acquired from Acquiror in a transaction not involving any public offering and that under such laws and applicable regulations and that such securities may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances.



                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF Acquiror

         Acquiror represents and warrants that at the date hereof and at the Closing Date:

         6.1 Organization and Standing. Acquiror and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of New York and Delaware, respectively.

         6.2 Corporate Power. Acquiror and Merger Sub have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and to perform their respective obligations under this Agreement.

         6.3 Authorization; Binding Effect. The execution and delivery by Acquiror and Merger Sub of this Agreement, and the consummation by Acquiror and Merger Sub of the transactions contemplated by this Agreement with respect to each and the performance by Acquiror and Merger Sub of their respective obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes a legal, valid and binding obligation of Acquiror and Merger Sub, as they relate to each, enforceable against it in accordance with its terms.

         6.4 Capitalization. (a) The authorized capital stock of Acquiror consists of 6,000,000 shares of Common Stock, $.001 par value and 1,000 shares of Series B Preferred Stock, par value $.001 (the "Preferred Stock"). As of September 30, 1997, the issued and outstanding capital stock of Acquiror consists of (i) 4,462,976 shares of Common Stock, (ii) 1,000 shares of Series B Preferred Stock, (iii) 566,000 shares of Common Stock reserved for issuance upon the exercise/conversion of the warrants set forth on Schedule 6.4 hereof, and (iv) 592,000 shares of Common Stock reserved for issuance upon the exercise of options granted under Acquiror's stock option plans or otherwise. All such shares of the Company are duly authorized, those shares described in clauses (i) and (ii) above are validly issued, fully paid and non-assessable, and those shares described in clause (iii) and (iv) above, when so issued, will be validly issued, fully paid and non-assessable.

    (b) Except as set forth in Section 6.4(a) and Schedule 6.4, Acquiror does not have outstanding any capital stock or securities convertible into or exchangeable for any shares of capital stock, and there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Acquiror is a party or otherwise obligating Acquiror to issue or sell, entitling any person to acquire from Acquiror , and Acquiror is not a party to any agreement, arrangement or commitment obligating it to repurchase, redeem or otherwise acquire, any shares of its capital stock or securities convertible into or exchangeable for any of its capital stock.

    (c) Except as contemplated by this Agreement or as set forth on Schedule 6.4 hereof, Acquiror has not granted any registration rights with respect to any shares of its capital stock to any third party.

         6.5 Authority to Conduct Business. Acquiror and its subsidiaries have all requisite corporate power and authority necessary or advisable to own or hold their respective properties and conduct their respective businesses and hold all material licenses, permits and other required authorizations and approvals from governmental authorities and have made all material registrations and given all notifications required under federal, state or local law that are necessary or advisable for the conduct of their respective businesses.

         6.6 No Violation. Except as otherwise disclosed by JMCD to Brake in writing, the execution, delivery and performance of this Agreement will not (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any lien or encumbrance on or against any of the properties of Acquiror or any of its Subsidiaries pursuant to any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Acquiror or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (ii) violate any statute, law, rule, regulation, writ, injunction, judgement, order or decree of any governmental authority, binding on Acquiror or any of its Subsidiaries or any of their properties or assets, or (iii) result in or give rise (whether upon demand by the holder of any such securities or by the terms of any such security) to the issuance of any additional capital stock of Acquiror or accelerate or alter the conversion rights of any holder of any securities exercisable into or convertible for shares of capital stock of Acquiror.

         6.7 SEC Filings. (a) Acquiror has made available to the Shareholders for inspection a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Acquiror with the SEC since July 1, 1996 and prior to the date of this Agreement (the "SEC Documents"), which are all the documents (other than preliminary material) that Acquiror was required to file with the SEC since such date. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained as of the date of its filing any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

    (b) The financial statements of Acquiror included in the SEC Documents (including the information contained in the notes to the financial statements) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto and were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated on the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC). The consolidated financial statements fairly present, in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which will be material), the consolidated financial position of Acquiror and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Acquiror and its consolidated Subsidiaries for the periods presented therein.

    (c) Acquiror will use its best efforts to remain current with its SEC filings for a three (3) year period ending with the Closing.

         6.8 Shares. The Acquiror Common Stock to be issued in connection with the Merger pursuant to Section 2.1 will be, when the Merger has become effective and such shares are issued and delivered as provided in Section 2.1, duly authorized, validly issued, fully paid and nonassessable.

         6.9 Interim Operations of Merger Sub. Prior to the Effective Time, Merger Sub will engage in no business activities and will have no subsidiaries and will conduct its operations only as contemplated by this Agreement.

                                  ARTICLE VII
                       COVENANTS OF JMCD AND SHAREHOLDERS

         7.1 Interview Employees. Acquiror shall have the right to interview the employees of JMCD.

         7.2 Access. JMCD will allow Acquiror and Merger Sub and their respective representatives full access to the books, records and properties of JMCD and furnish such information concerning JMCD as Acquiror or Merger Sub may request from time to time.

         7.3 Notice of Events or Changes. JMCD shall promptly notify Acquiror and Merger Sub of any event, occurrence or transaction which would have been required to have been disclosed on any Schedule to this Agreement, had such event, occurrence or transaction existed on the Effective Date, including, without limitation, any actions, claims, or legal, administrative or arbitration proceedings, or investigations, threatened or commenced, which, if pending on the Effective Date, would have been required to be described in any Schedule hereto, or which otherwise relate to or affect its business or assets in any material respect. JMCD shall use its best efforts to defend against any such actions, claims, proceedings or investigations.

         7.4 Conduct of Business Until Closing. JMCD agrees that until the Closing Date, unless it has received the prior written consent of Acquiror, it will:

                  (a) Operate its business only in the usual, regular and ordinary course consistent with reasonable business practice;

                  (b) Use all reasonable efforts as to events within JMCD's control to prevent the occurrence of any change or event which would prevent any of the representations and warranties of JMCD contained herein from being true at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of the Closing Date;

                  (c) Use its best efforts to preserve its present relationship with suppliers, customers and others having business dealings with it;

                  (d) Pay and discharge all costs and expenses of carrying on its business consistent with past business practices of the Company;

                  (e) Neither enter into any Customer Order or Purchase Order in excess of $50,000 nor enter or make any contract or commitment and render no bid or quotation, written or oral, except in the ordinary course of business consistent with past practice;

                  (f) Create or suffer any Liens upon any of its assets (other than Liens set forth in the Schedules);

                  (g) Not acquire or dispose of any assets or enter into any transaction, except in the ordinary course of business consistent with past practice of the Company;

                  (h) Maintain books, accounts and records in the usual, regular, true and ordinary manner;

                  (i) Incur any obligation or liability (fixed or contingent), except in the ordinary course of business consistent with past practice of the Company;

                  (j) Not cancel or compromise any material debt or claim, other than in the ordinary course of business consistent with past practice of the Company;

                  (k) Not waive or release any rights of material value with respect to its assets, except in the ordinary course of business consistent with past practice of the Company;

                  (l) Not modify or change in any material respect or terminate any existing license, lease, contract or other document required to be listed on the Schedules to this Agreement other than in the ordinary course of business consistent with past practice of the Company, except that JMCD shall be permitted to modify or change existing licenses, leases, Contracts and other documents to obtain the consents referred in any Schedule hereto if Acquiror or Merger Sub consents to such modification or change;

                  (m) Make any loans or extensions of credit, except to trade purchasers in the ordinary course of business consistent with past practice of the Company;

                  (n) Not increase the compensation of any Employee or make any representation or commitment to do so;

                  (o) Maintain its properties, machinery and equipment in their present condition and repair, normal wear and tear excepted; and

                  (p) Continue all policies of insurance in full force and effect up to and including the Closing Date.

         7.5 Update Schedules. From the date of this Agreement to the Closing Date, JMCD will update by amendments or supplements each of the Schedules and any other written disclosure in writing from JMCD to reflect any change in the information set forth in said Schedules or other disclosure. JMCD and the Shareholders hereby represents and warrants that such Schedules and such written disclosures, as so amended or supplemented, shall be true, correct and complete in all material respects as of the date or dates thereof.

         7.6 No Solicitation of Competing Offers. Prior to the Closing Date, JMCD will not, directly or indirectly, seek, solicit, initiate or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of JMCD) or enter into any discussions or negotiations with any person or group regarding any Acquisition Proposal (as defined below). JMCD will notify Acquiror and Merger Sub promptly by telephone, and thereafter confirm in writing, if any Acquisition Proposal is received by JMCD. As used in this Agreement, "Acquisition Proposal" shall mean any proposal received by JMCD prior to the Closing Date for a merger or other business combination involving JMCD or relating to the disposition of any of its assets except for dispositions of assets for not less than fair market value which are made in the ordinary course of business and are consistent with past practice and with this Agreement.

         7.7 Pledge and Escrow Agreement. JMCD, the Shareholders and Acquiror shall enter into the Pledge and Security Agreement in the form attached hereto as Exhibit 9.6.

                                  ARTICLE VIII
                             COVENANTS OF ACQUIROR.

         8.1 Access. Acquiror will allow JMCD and its representatives full access to the books, records and properties of JMCD to verify JMCD's representations hereunder.

         8.2 Acquiror Listing. Acquiror shall use its best efforts to continue the listing of the Acquiror Common Stock on the NASDAQ Small Cap Market during the term of this Agreement.


                                   ARTICLE IX
         Conditions Precedent to Obligations of ACQUIROR and MERGER SUB.

    The obligations of Acquiror and Merger Sub under this Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following conditions (one or more of which may be waived by Acquiror and Merger Sub):

         9.1 Representations and Warranties Correct. The representations and warranties made by JMCD in this Agreement or in any writing pursuant to this Agreement, including without limitation, the Schedules or any other documents, certificates or written statements delivered or to be delivered to Acquiror or Merger Sub in connection with the transactions contemplated by this Agreement, shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were restated and made at and as of the Closing Date, and JMCD and the Shareholder shall have furnished Acquiror and Merger Sub with a certificate to that effect, which in the case of JMCD shall be executed by Shareholder.

         9.2 Compliance with Obligations. All of the terms, covenants and conditions of this Agreement required to be complied with by JMCD at or prior to the Closing, including the obtaining of any required consents by JMCD to the Merger and the Surviving Corporation's continued rights thereto, shall have been duly complied with and JMCD shall have furnished Acquiror and Merger Sub with a certificate executed by its president to that effect and such other evidence of compliance as Acquiror and Merger Sub may reasonably request.

         9.3 No Action or Litigation. There shall be no order of any court or governmental body restraining or prohibiting the transactions contemplated by this Agreement, nor shall any litigation or other proceeding be pending or threatened against JMCD, Acquiror or Merger Sub seeking to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement or to obtain substantial damages in respect thereof.

         9.4 Third Party Consents. Except as otherwise indicated on any Schedule to this Agreement, JMCD shall have obtained, at or prior to the Closing Date, all consents required for the consummation of the transactions contemplated by this Agreement without the imposition of conditions unacceptable to Acquiror.

         9.5 Opinion of Counsel. Acquiror shall have received an opinion from JMCD's counsel substantially in the form attached hereto as Exhibit 9.5.

         9.6 Pledge and Escrow Agreement. At the Closing, JMCD, the Shareholders, Acquiror and the Escrow Agent, as defined below, shall enter into the Pledge and Security Agreement in the form attached hereto as Exhibit 9.6.

         9.7 Employment Agreements. Michael DiAngelo and Jeffrey Chasse shall enter into Employment Agreements with Acquiror in the form annexed hereto as
Exhibit 9.7, effective as at the Closing.

         9.8 Financing. CIT shall have agreed to amend its Loan Agreement with JMCD on terms and conditions acceptable to Acquiror.

                                    ARTICLE X
                  Conditions Precedent to Obligations of JMCD.

    The obligations of JMCD under this Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following conditions (one or more of which may be waived by JMCD):

         10.1 Representations and Warranties Correct. The warranties and representations made by Acquiror and Merger Sub in this Agreement shall be true and correct in all material respects as of the Closing Date, as though such warranties and representations were restated and made as and at the Closing Date, and Acquiror and Merger Sub shall have furnished JMCD with a certificate executed by its respective president or chief executive officer to that effect.

         10.2 No Action or Litigation. There shall be no order of any court or governmental body restraining or prohibiting the transactions contemplated by this Agreement, nor shall any litigation or other proceeding be pending or threatened against JMCD, Acquiror or merger Sub seeking to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in respect thereof.

         10.3 Employment Agreement. The Employment Agreements shall be executed by the respective parties, subject to the consummation of this Agreement.

         10.4 Opinion of Counsel. JMCD shall have received an opinion from Acquiror and Merger Sub's counsel substantially in the form attached hereto as
Exhibit 10.4.


                                   Article XI
                                     LOCK-UP

    The Shareholders agree from and after the date hereof and through the first anniversary of the Effective Time, not to sell, assign, convey, pledge, or otherwise transfer title, ownership or possession, legal or equitable, of or in, Acquiror Common Stock received in connection with the Merger. Furthermore, JMCD shall not issue additional shares from and after the date hereof through the Effective Time. Furthermore, in all events, all sales or other transfers of the Acquiror Common Stock must be made in compliance with applicable federal and state securities laws, rules and regulations.


                                   Article XII
                               REGISTRATION RIGHTS

    Except as provided herein, Acquiror is not required to seek to have the shares of Acquiror Common Stock which is exchanged upon the conversion of JMCD Shares pursuant to the Merger registered with the Securities and Exchange Commission or any other body.

         (a) Commencing one year from the Closing hereof, Acquiror shall advise the initial holders of the Acquiror Common Stock received in the merger ("Acquiror Shares"), or their respective transferee, provided such transferee is a Principal or Permitted Transferee, as respectively defined below (such persons being individually referred to as "Holder" and collectively referred to herein as "Holders") by written notice at least 30 days prior to the filing of any registration statement or post-effective amendment thereto ("Registration Statement") under the Securities Act of 1933 ("Act"), covering a public offering of equity securities of Acquiror solely for cash (other than a registration relating solely to the sale of securities to participants in a stock plan of Acquiror and/or one or more of its subsidiaries, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Acquiror Shares) and shall, except as otherwise provided herein or any registration rights agreement outstanding as of the date hereof which Acquiror is a party to or entered into subsequent hereto in good faith, register in any such Registration Statement the number of Shares that the Holder shall notify Acquiror within twenty (20) days after mailing of such notice by Acquiror that it desires to register and shall include in any such Registration Statement such information as may be required to permit a public offering of such Acquiror Shares. Acquiror shall supply prospectuses and other documents as the Holder may reasonably request in order to facilitate the public sale or other disposition of the Acquiror Shares. Acquiror shall bear the entire cost and expense of a registration of securities initiated by it under this subsection including the cost of compliance with Blue Sky Laws. The Holder shall, however, bear any transfer taxes and underwriting discounts or commissions applicable to the Acquiror Shares sold by it and any legal fees incurred by them. Acquiror may include other securities in any such Registration Statement. Acquiror shall do any and all other acts and things which may be necessary or desirable to enable the Holder to consummate the public sale or other disposition of the Acquiror Shares, and furnish indemnification in the manner as set forth in subsection (e) of this Section 12, but shall not be required to qualify as a foreign corporation to qualify the Shares for sale under the securities laws of any state. The Holder shall furnish information and indemnification as set forth in subsection (f) of this Section 12. All decisions as to whether and when to proceed with any Registration Statement shall be made solely by Acquiror.

         (b) In connection with any offering involving an underwriting of shares of Acquiror's securities, Acquiror shall not be required to include any of the Acquiror Shares in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between Acquiror and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by Acquiror. If the total amount of securities requested by selling stockholders to be included in such offering exceeds the amount of securities to be sold, other than by Acquiror, and the underwriters determine in their sole discretion that such amount will jeopardize the success of the offering, then Acquiror shall be required to include in the offering only that number of such Shares which the underwriters determine in their sole discretion will not jeopardize the success of the offering. Subject to existing agreements and subsequent agreements entered in good faith, the securities so included are to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder (or in such other proportions as shall mutually be agreed to by such selling stockholders).

         (c) The minimum number of Acquiror Shares which can be so registered as part of any piggyback registration is the number that would result in an aggregate offering price attributable to the

Shares of $250,000 or more.

    (d) Notwithstanding the foregoing subsection (a), in the event that there is an underwritten offering of Acquiror's securities offered pursuant to said Registration Statement pursuant to the above after one year from the Closing, the underwriters shall have the right to refuse to permit any Acquiror Shares, or to limit the amount of Acquiror Shares, to be sold by the Holder to such underwriters as such underwriter(s) may determine in its discretion and the Holder shall refrain from selling such remainder of its Shares covered by such Registration Statement for the period of days following the effective date, which period of days shall not be greater than the lock-up period for other directors of the Company whose shares are included within the Registration Statement, and shall also refrain at any time when notified by Acquiror that an amendment or supplement to the prospectus is required.

    (e) Whenever pursuant to this Section 12 a Registration Statement relating to the Acquiror Shares is filed under the Act or amended or supplemented thereto, Acquiror will indemnify and hold harmless each Holder covered by such Registration Statement, amendment or supplement (such Holder being hereinafter called the "Distributing Holder"), and each person, if any who controls (within the meaning of the Act) the Distributing Holder, against any losses, claims, damages or liabilities, joint or several, to which the Distributing Holder or any such controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such Registration Statement or any preliminary prospectus or final prospectus constituting a part thereof or any amendment or supplement thereto or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and will reimburse the Distributing Holder and each such controlling person for any legal or other expenses reasonably incurred by the Distributing Holder and each such controlling person for any legal or other expenses reasonably incurred by the Distributing Holder or such controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that Acquiror will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary prospectus, final prospectus or amendment or supplement, in reliance upon and in conformity with written information furnished by the Distributing Holder or underwriter for use in the preparation thereof.

    (f) To the extent permitted by law, the Distributing Holder will indemnify and hold harmless Acquiror, each of its directors, each of its officers who have signed said Registration Statement and such amendments and supplements thereto, each person, if any, who controls Acquiror (within the meaning of the Act) and Acquiror's underwriters) and each person, if any, who controls such underwriters (within the meaning of the Act) against any losses, claims, damages or liabilities to which Acquiror or any such director, officer, underwriter or controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages, or liabilities arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in said Registration Statement, preliminary prospectus, final prospectus, or amendment or supplement, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in said Registration Statement, preliminary prospectus, final prospectus or amendment or supplement, in reliance upon and in conformity with written information furnished by such Distributing Holder for use in the preparation thereof and will reimburse Acquiror or underwriter or any such director, officer or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

    (g) Promptly after receipt by an indemnified party under (e) or (f) of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party, give the indemnifying party notice of the commencement thereof but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party if such delay has not prejudiced the indemnifying party's ability to defend such claim.

    (h) In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and to the extent that it may wish, jointly with any other indemnifying party similarly notified to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

    (i) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 12.

                                  ARTICLE XIII
                                   INDEMNITIES

         13.1 In Favor of Acquiror. Shareholders agree to indemnify, defend and hold Acquiror, its successors and permitted assigns, free and harmless from and against all claims, actions, liabilities and damages (including reasonable attorneys' fees and expenses) as and when incurred arising out of or based upon the breach by JMCD or the Shareholders of any of their representations, warranties or covenants contained in this Agreement. JMCD, on behalf of itself and its shareholders, and the Shareholders agree that Acquiror shall first offset any amount JMCD and the Shareholders may be responsible for under this section 13.1 against Escrowed Shares, as defined below, as provided under the Pledge and Escrow Agreement referred to in Section 13.4 hereof. The aggregate amount of indemnification for which the Shareholders are liable in the aggregate shall not exceed the consideration received by such Shareholders in connection with the Merger.

         13.2 In Favor of JMCD. In the event the Merger is consummated, Acquiror agrees to indemnify, defend and hold the Shareholders free and harmless from and against all claims, actions, liabilities and damages (including reasonable attorneys' fees and expenses) as and when incurred arising out of or based upon (i) the breach by Acquiror of any of its representations, warranties or covenants contained in this Agreement provided that and to the extent shareholders of Acquiror immediately prior to the Effective Time have a claim against Acquiror for securities laws violations and (ii) a breach of any of the representations, warranties or covenants under the Asset Purchase Agreement to which Shareholders may become personally subject, provided, however, that Shareholders do not become liable as a result of gross negligence, bad faith or willful misfeasance (as determined pursuant to a final judgment by a court of competent jurisdiction (after all appeals or the expiration of time to appeal) is entered against Shareholders). Notwithstanding anything contained in the above which may be to the contrary, Acquiror has no obligation to indemnify Shareholders with respect to any taxes for which they may be responsible in connection with the Merger. The aggregate amount of indemnification for which Acquiror is liable in the aggregate shall not exceed $500,000.

          13.3 Procedure for Indemnification. If any party seeks indemnification pursuant to Sections 13.1 or 13.2 it shall notify the party required to provide indemnification hereunder of any claim made or action commenced against the party to be indemnified, within a reasonable time after such party shall have been notified of the claim or shall have been served with the summons or other first legal process giving information as to the nature and basis of the claim. The indemnifying party shall assume the defense of such claim or action, employ counsel of its choice and bear all expenses relating to such defense. The indemnified party shall have the right to participate in the defense of such claim or action and to employ separate counsel, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (a) the employment thereof shall have been specifically authorized by the indemnifying party or (b) the indemnifying party shall fail to assume the defense and employ counsel. Notwithstanding anything to the contrary in the foregoing, the indemnified party, upon written notice to the indemnifying party, may at its expense assume the defense of such claim or action, and employ counsel of its choice. The parties shall each cooperate in the defense of any such claim and shall make available to each other records and other materials required for use in such defense. In no event shall the indemnifying party be liable for any settlement of any action or claim made without its written consent.

         13.4 Pledge and Escrow. As security for the Shareholder's and JMCD's indemnification hereunder, on the Effective Time, Acquiror shall deliver in escrow, on behalf of the stockholders of JMCD, to Snow Becker Krauss P.C. as escrow agent under the Pledge and Escrow Agreement, a portion of the Acquiror Shares to be received by the stockholders of JMCD pursuant to Section
2.1 hereof ("Escrowed Shares"). The Escrow Shares shall initially be fifty thousand (50,000) Acquiror Shares. The escrow shall be for a period ending up to fifteen (15) months from the Closing, subject to extension in the event an unresolved claim is made on or prior to said two (2) year period ("Escrow Period"). The Acquiror Shares shall be valued at $7.00 per share. The Escrow Shares shall be released from time to time as follows:

         (i) 50% of the then Escrowed Shares on the completion of audited financial statements of JMCD for the period ending December 31, 1997, reduced to the extent any unresolved claim is outstanding and (ii) the balance at the end of the fifteenth month anniversary to the extent there is no unresolved claim outstanding at such time.


                                   ARTICLE XIV
                 DESIGNATION OF FORUM IN THE EVENT OF LITIGATION

    JMCD, the Shareholders, Acquiror and Merger Sub agree that any legal action or proceedings with respect to, or arising out of, the negotiation, execution, performance or breach of, or the rights and privileges provided by, or responsibilities and obligations under, this Agreement must be brought in either the Supreme Court of the State of New York for the County of New York or the County of Nassau or the United States District Court for the Southern or Eastern District of New York and in no other jurisdiction. By execution and delivery of this Agreement, JMCD, the Shareholders, Acquiror and Merger Sub accept and submit to the jurisdiction of such courts in any such legal action or proceeding and irrevocably consent to service of process in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each of the parties at its address for notices as specified herein, such service to become effective five (5) days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law.

                                   ARTICLE XV
                                     NOTICES

    All notices, requests, demands and other communications which are required or permitted under this Agreement shall be in writing and shall be deemed sufficiently given upon receipt if personally delivered, faxed or mailed by certified mail, return receipt requested, addressed to the party to be notified at the address hereafter set forth for such party or to such other address as such party may hereafter designate in writing:

               (a) If to JMCD or the SHAREHOLDERS:

                              47421 Bayside Parkway
                              Suite B
                              Fremont, CA 94538
                              Fax: (510) 440-2778

         with a copy to:

                              Neil Ison, Esq.
                              Ison Law Offices
                              84 West Clara Street, Suite 888
                              San Jose, California 95113
                              Fax: (408) 286-3602

               (b) If to Acquiror and Merger Sub:

                              Brake Headquarters U.S.A., Inc.
                              33-16 Woodside Avenue
                              Long Island, New York 11101
                              Attn: Marc Ruskin, Chief Financial Officer


         with a copy to:

                              Elliot H. Lutzker, Esq.
                              Snow Becker Krauss P.C.
                              New York, New York  10158-0125
                              Fax: (212) 949-7052


                                   ARTICLE XVI
                            BINDING EFFECT; BENEFITS

         This Agreement shall inure to the benefit of, and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns, and no other person shall acquire or have and other rights under this Agreement or by virtue of this Agreement.

                                  ARTICLE XVII
                                   ASSIGNMENT

    Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by JMCD, the Shareholders, Acquiror and Merger Sub without the prior written consent of the other.

                                  ARTICLE XVIII
                                    BROKERAGE

    Each of the parties hereto represents and warrants to the other that it has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

                                   ARTICLE XIX
                                  GOVERNING LAW

    This Agreement shall in all respects be governed by, construed under and enforced in accordance with the laws of the State of New York.

                                   ARTICLE XX
                                    EXPENSES

    Subject to Section 4.11, each of the parties shall pay its or his own legal, accounting and other expenses in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE XXI
                                  SEVERABILITY

    If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless remain in full force and effect.

                                  ARTICLE XXII
                                    SURVIVAL

    The representations, warranties, covenants and agreements of the parties set forth in this Agreement (including the Schedules) and in any other documents, certificates or written statements delivered by or on behalf of any a party to this Agreement shall survive the Closing for a period of two (2) years.

                                  ARTICLE XXIII
                                     WAIVER

    Any waiver by any party of a breach of any of the provisions of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                                  ARTICLE XXIV
                                    HEADINGS

    The headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

                                   ARTICLE XXV
                         ENTIRE AGREEMENT; MODIFICATION

    This Agreement constitutes the entire understanding between the parties with respect to its subject matter. It supersedes and cancels all prior agreements and understandings among the parties relating to its subject matter. This Agreement may not be amended or supplemented, except by subsequent written agreement of the parties which specifically states that it is intended to be an amendment or supplement to this Agreement, signed by the parties hereto. No course of dealing or custom shall be referred to as modifying any of the terms and conditions of this Agreement.


                                  ARTICLE XXVI
                                  COUNTERPARTS

    This Agreement may be executed in one or more counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.


Attest:                                    BRAKE HEADQUARTERS U.S.A., INC.


____________________________               By: ____________________________
                                               President

Attest:                                    JMCD, INC.


____________________________               By: ____________________________
                                                President

Attest:                                    CALIFACQ, INC.


____________________________               By: ____________________________
                                                President

                                           SHAREHOLDERS


                                           ____________________________
                                           MICHAEL DIANGELO, Individually


                                           ____________________________
                                           JEFFREY CHASSE, Individually